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                                                                    EXHIBIT 99.1




                          [MARKET PATHWAYS LETTERHEAD]





FOR IMMEDIATE RELEASE

                SI DIAMOND COMPLETES $1.25 MILLION CAPITAL RAISE


AUSTIN, Texas, January 20, 1998 - SI Diamond Technology, Inc. (NASDAQ: SIDT) announced today that it has received a total of $1.25 million in exchange for 3,629,334 shares of its common stock. As previously announced, the company had orginally signed an agreement to raise a total of $3.5 million in capital. However, the company only received $1 million for which it issued a total of 2,829,334 shares of its common stock. Additionally, the purchasers of these shares were to receive one warrant to purchase common stock for each share of common stock received. Pursuant to this agreement, the company issued 2,829,334 warrants.

Certain claims, disputes and differences arose between the parties with respect to the performance (of both parties) under the subscription agreement. In settlement of this matter, the company agreed to issue an additional 800,000 shares of common stock for a total $250,000. Additional terms of the settlement required that the purchasers surrender back to the company all warrants previously received.

The securities were sold in a private placement and registered under a post-effective amendment to the company's registration statement on Form S-3, which was filed with the Securities and Exchange Commission on October 29, 1997. Any additional information on this transaction may be found in the company's filings with the Securities and Exchange Commission.

SI Diamond Technology is a holding company consisting of three wholly owned subsidiaries. SIDT's Diamond Tech One subsidiary provides wafer bumping and other micro-interconnect services for the semi-conductor and display industries. The Field Emission Picture Element Technology subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The Electronic Billboard Technology subsidiary is geared toward the commercialization of SIDT's electronic digitized billboard technology.


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